Exhibit 99.1

PHH Corporation Announces First Quarter 2014 Results

Net Loss Attributable to PHH Corporation of $42 million or $0.73 per basic share

Core Loss (after-tax)* of $18 million and Core Loss per Share* of $0.32

Company Continuing to Evaluate Strategic Alternatives to Maximize Shareholder Value

1Q14 Highlights:

•                  Purchase closings of $3.6 billion, a 14% increase from $3.1 billion in 1Q13.  Total retail mortgage loan closings of $7.0 billion, a 40% decrease from $11.5 billion in 1Q13

•                  Total loan servicing portfolio of $225.7 billion at quarter end, up 24% from $181.8 billion at March 31, 2013

•                  Retail purchase applications of $5.4 billion, a 15% increase from $4.7 billion in 1Q13.  Total mortgage applications of $10.4 billion, a 36% decrease from $16.2 billion 1Q13.

•                  Interest rate lock commitments (IRLCs) expected to close declined 65% from 1Q13 to $1.8 billion.  Fee-based closings constituted 65% of total closings, up from 41% in 1Q13

•                  Total loan margin of 291 bps, an 81 bps decrease from 1Q13

•                  Total Mortgage Production segment expenses declined 26% compared to 1Q13

•                  Fleet segment profit of $21 million, unchanged from 1Q13

Mt. Laurel, NJ — May 7, 2014 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter ended March 31, 2014.

For the quarter ended March 31, 2014, the Company reported a net loss attributable to PHH Corporation of $42 million or $0.73 per basic share.  Core loss (after-tax)* and core loss per share* for the quarter were $18 million and $0.32, respectively.

Tangible book value per share* was $27.34 at March 31, 2014, down 3% from $28.15 at December 31, 2013, and up 3% from $26.62 at March 31, 2013.

Glen A. Messina, president and CEO of PHH Corporation, said, “In the first quarter, our Fleet business again delivered strong earnings while results in our Mortgage business were consistent with the mortgage industry environment and our expectations.  We continue to take decisive actions to strengthen PHH’s position to meet the challenges and opportunities that lie ahead in a home purchase-driven market.”

Messina added, “We continue to explore a separation or sale of our businesses, following a disciplined process focused on optimizing both near-term and long-term value for our shareholders.  We expect to reach conclusions in this process by the end of the second quarter.”

Summary Consolidated Results

(In millions, except per share data)

	Three Months Ended
	March 31,
	2014	2013
Net revenues	$517	$730
(Loss) income before income taxes	(71)	96
Net (loss) income attributable to PHH Corporation	(42)	52

Basic (loss) earnings per share attributable to PHH Corporation	$(0.73)	$0.90
Diluted (loss) earnings per share attributable to PHH Corporation	(0.73)	0.79

Weighted-average common shares outstanding:
Basic shares (in millions)	57.544	57.249
Diluted shares (in millions)	57.544	65.786

Non-GAAP Results*
Core (loss) earnings (pre-tax)	$(30)	$18
Core (loss) earnings (after-tax)	(18)	12

Core (loss) earnings per share	$(0.32)	$0.21

Adjusted cash flow	$(92)	$98

* Non-GAAP Financial Measures

Core earnings or loss (pre-tax), core earnings or loss (after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description of these and certain other Non-GAAP financial measures and reconciliations of such Non-GAAP financial measures to their most directly comparable GAAP financial measures as required by Regulation G.

Mortgage Production and Mortgage Servicing

Mortgage Production Segment Loss

Mortgage Production segment loss in the first quarter of 2014 was $60 million, compared to a segment loss of $45 million in the fourth quarter of 2013 and a segment profit of $45 million in the first quarter of 2013.  The greater segment loss during the first quarter of 2014 compared to the fourth quarter of 2013 was primarily due to an 18% decline in IRLCs expected to close and a 22 bps decline in total loan margin.  These declines were partially offset by reduced production expenses resulting from our actions to align capacity with expected origination volumes.

Mortgage Servicing Segment Loss

Mortgage Servicing segment loss in the first quarter of 2014 was $29 million, compared to a segment profit of $86 million in the fourth quarter of 2013 and a segment profit of $18 million in the first quarter of 2013.  The first quarter of 2014 segment loss included a $45 million unfavorable market-related fair value adjustment to our MSR, as mortgage interest rates declined in the quarter, and a $6 million net derivative gain related to MSRs.  This compares to an $82 million favorable market-related fair value adjustment to our MSR and a $16 million net derivative loss related to MSRs in the first quarter of 2013.  The reduction in MSR value for prepayments and recurring cash flows was $34 million in the first quarter of 2014, compared to $43 million in the fourth quarter of 2013 and $77 million in the first quarter of 2013.  The downward trend in the reduction in MSR value for prepayments and recurring cash flows over the past few quarters reflects slower actual prepayment speeds.

Interest Rate Lock Commitments

IRLCs expected to close of $1.8 billion in the first quarter of 2014 declined 18% from the fourth quarter of 2013, reflecting a decline in consumer demand for mortgage loans and a continued shift in mix toward fee-based production.  IRLCs expected to close declined 65% from the first quarter of 2013, primarily reflecting declining demand for refinancings attributable to rising interest rates and the aforementioned mix shift toward fee-based production.

Total Loan Margin

Total loan margin on IRLCs expected to close for the first quarter of 2014 was 291 bps, a 22 bps decrease from the fourth quarter of 2013 and 81 bps less than the first quarter of 2013.  Margins continued their downward trend in the first quarter of 2014, reflecting declines in industry origination volumes, especially refinancing volumes, as mortgage interest rates remain at higher levels relative to recent quarters.  Margins generally widen when mortgage interest rates decline and tighten when mortgage interest rates increase, as loan originators attempt to balance origination volume with operational capacity.

Mortgage Closing Volume

Total first quarter 2014 mortgage closings were $7.4 billion, down 22% from the fourth quarter of 2013 and 45% from the first quarter of 2013.  Retail closings declined 22% from the fourth quarter of 2013 and 40% compared to the first quarter of 2013.  Retail closings remained at 94% of total closings in the first quarter of 2014, reflecting our continued emphasis on our retail channels.  Fee-based closings continued to trend higher in the first quarter of 2014, increasing to 65% of total closings.  This was up from 61% of total closings in the fourth quarter of 2013 and 41% of total closings in the first quarter of 2013.  The increased mix of fee-based closings has adversely affected the profitability of our Mortgage Production segment as the revenue per loan on fee-based closings is generally lower than the revenue per loan on saleable closings.

Unpaid Principal Balance (UPB) of Mortgage Servicing Portfolio

At March 31, 2014, the UPB of our capitalized servicing portfolio was $127.2 billion, down 2% from December 31, 2013, and 7% from March 31, 2013.  Although prepayments have declined over the past four quarters, they continue to exceed additions from new loan production.

At March 31, 2014, the UPB of our total loan servicing portfolio was $225.7 billion, representing a slight decrease from December 31, 2013, and a 24% increase from March 31, 2013.  The year-over-year increase in our total loan servicing portfolio primarily reflects approximately $47 billion of subservicing UPB assumed in the second quarter of 2013, partially offset by the aforementioned decline in the UPB of our capitalized servicing portfolio.

Mortgage Servicing Rights (MSR)

At March 31, 2014, the book value of our MSR was $1.2 billion, representing a 96 bps capitalized servicing rate.  That MSR book value was down 4% from $1.3 billion at December 31, 2013, which represented a 99 bps capitalized servicing rate, and up 11% from $1.1 billion at March 31, 2013, which represented an 80 bps capitalized servicing rate.  During the first quarter of 2014, $25 million in MSR book value was added from loans sold, which was more than offset by a $45 million decrease in MSR book value due to market-related fair value adjustments, a $34 million decrease in MSR book value related to prepayments and the receipt of recurring cash flows, and a $1 million decrease in MSR book value from MSR sales.

Repurchase and Foreclosure-related Charges

Additions to the repurchase and foreclosure-related reserve during the first quarter of 2014 were solely attributable to new loan sales, and we did not record any repurchase and foreclosure-related charges during the first quarter of 2014.  In the first quarter of 2013, repurchase and foreclosure-related charges were $15 million.  Total repurchase and foreclosure-related reserves were $120 million at the end of the first quarter of 2014, compared to $142 million at the end of 2013.  As of March 31, 2014, the estimated amount of reasonably possible losses associated with loan repurchases and indemnifications in excess of total repurchase and foreclosure-related reserves was $25 million, a $5 million decrease from the end of 2013, which relates to our estimate of foreclosure-related charges that may not be reimbursed pursuant to government mortgage insurance programs in the event we do not file insurance claims.

Fleet Management Services

Segment Profit

In the first quarter of 2014, Fleet Management Services segment profit was $21 million, down from a segment profit of $22 million in the fourth quarter of 2013 and equal to segment profit in the first quarter of 2013.  Comparing the first quarter of 2014 to the first quarter of 2013, an increase in truck lease syndication revenue from greater volumes, an increase in services revenue from growth in service unit counts in maintenance, fuel and accident management, and a decrease in interest expense were offset by higher cost of goods sold from truck lease syndications and higher operating expenses to support volume growth.

Fleet Leasing

Fleet lease income decreased $29 million in the first quarter of 2014 from the fourth quarter of 2013 and increased $11 million from the first quarter of 2013.  The increase relative to the first quarter of 2013 was primarily due to increased truck lease syndication volume, which was partially offset by a decrease in the interest rate billed for leases.  Net investment in fleet leases at the end of the first quarter of 2014 decreased slightly from the end of 2013 due to slightly lower average leased vehicle units, partially offset by a continued shift in the mix of our portfolio to more truck and service-type vehicles that have a higher initial capitalized cost.

Fleet Management Fees

Fleet management fees decreased $1 million in the first quarter of 2014 from the fourth quarter of 2013 and increased $1 million from the first quarter of 2013.  The increase relative to the first quarter of 2013 was primarily due to growth in services units in our three key ancillary service offerings — maintenance, fuel and accident management — and in higher usage of driver training services.

Liquidity Update

Liquidity at March 31, 2014, included $1.2 billion in unrestricted cash and cash equivalents.

As of March 31, 2014, we had no outstanding balances on our unsecured revolving credit facilities or our Canadian secured revolving credit facility.

Conference Call/Webcast

The Company will host a conference call at 11:00 a.m. (Eastern Time) on Thursday, May 8, 2014, to discuss its first quarter 2014 results.  All interested parties are welcome to participate.  You can access the conference call by dialing (888) 211-7451 or (913) 312-0832 and using the conference ID 2161517 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH’s website at www.phh.com/invest under webcasts and presentations.

An investor presentation of supplemental schedules will be available by visiting the Investor Relations page of PHH’s website at www.phh.com/invest on Thursday, May 8, 2014, prior to the start of the conference call.

A replay will be available beginning shortly after the end of the call through May 23, 2014, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 2161517, or by visiting the Investor Relations page of PHH’s website at www.phh.com/invest.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of business process management services for the mortgage and fleet industries. Its subsidiary, PHH Mortgage, is one of the largest originators and servicers of residential mortgages in the United States(1), and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. PHH is dedicated to delivering premier customer service and providing value-added solutions to its clients. For additional information about PHH and its subsidiaries, please visit the Company’s website at www.phh.com.

(1) Inside Mortgage Finance, Copyright 2014

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Dico Akseraylian

dico.akseraylian@phh.com

410-771-2038

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended March 31,
	2014	2013
REVENUES
Mortgage fees	$47	$79
Fleet management fees	44	43
Net fee income	91	122
Fleet lease income	343	332
Gain on mortgage loans, net	51	187
Mortgage interest income	8	20
Mortgage interest expense	(38)	(48)
Mortgage net finance expense	(30)	(28)
Loan servicing income	115	108
Change in fair value of mortgage servicing rights	(79)	5
Net derivative gain (loss) related to mortgage servicing rights	6	(16)
Valuation adjustments related to mortgage servicing rights, net	(73)	(11)
Net loan servicing income	42	97
Other income	20	20
Net revenues	517	730

EXPENSES
Salaries and related expenses	127	159
Occupancy and other office expenses	17	15
Depreciation on operating leases	300	302
Fleet interest expense	13	15
Other depreciation and amortization	8	7
Other operating expenses	123	136
Total expenses	588	634
(Loss) income before income taxes	(71)	96
Income tax (benefit) expense	(27)	32
Net (loss) income	(44)	64
Less: net (loss) income attributable to noncontrolling interest	(2)	12
Net (loss) income attributable to PHH Corporation	$(42)	$52
Basic (loss) earnings per share attributable to PHH Corporation	$(0.73)	$0.90
Diluted (loss) earnings per share attributable to PHH Corporation	$(0.73)	$0.79

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31,	December 31,
	2014	2013

ASSETS
Cash and cash equivalents	$1,155	$1,245
Restricted cash	336	234
Mortgage loans held for sale	605	834
Accounts receivable, net	1,000	981
Net investment in fleet leases	3,619	3,653
Mortgage servicing rights	1,224	1,279
Property and equipment, net	69	75
Goodwill	25	25
Other assets (1)	509	522
Total assets	$8,542	$8,848

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$763	$803
Debt	5,334	5,505
Deferred taxes	661	685
Other liabilities	140	165
Total liabilities	6,898	7,158
Commitments and contingencies	—	—
Total PHH Corporation stockholders’ equity	1,622	1,666
Noncontrolling interest	22	24
Total equity	1,644	1,690
Total liabilities and equity	$8,542	$8,848

(1)                       Includes intangible assets of $28 million and $29 million as of March 31, 2014 and December 31, 2013, respectively.

Segment Results

(In millions)

	First Quarter 2014					First Quarter 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$47	$—	$44	$—	$91	$122
Fleet lease income	—	—	343	—	343	332
Gain on mortgage loans	51	—	—	—	51	187
Mortgage interest income	7	1	—	—	8	20
Mortgage interest expense:
Asset-backed interest expense	(7)	(2)	—	—	(9)	(16)
Allocated interest expense	(17)	(12)	—	—	(29)	(32)
Loan servicing income	—	115	—	—	115	108
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(34)	—	—	(34)	(77)
Market-related (1)	—	(45)	—	—	(45)	82
Net derivative gain (loss) related to MSRs	—	6	—	—	6	(16)
Other income	1	—	19	—	20	20
Net revenues	82	29	406	—	517	730
Salaries and related expenses	77	15	19	16	127	159
Occupancy and other office expenses	8	4	4	1	17	15
Depreciation on operating leases	—	—	300	—	300	302
Fleet interest expense:
Asset-backed interest expense	—	—	13	—	13	15
Other depreciation and amortization	3	1	2	2	8	7
Other expenses:
Direct origination expenses	19	—	—	—	19	28
Repurchase and foreclosure-related	—	—	—	—	—	15
Direct foreclosure and REO expenses	—	14	—	—	14	16
Cost of goods sold	—	—	27	—	27	13
Equipment and software expenses	1	4	—	5	10	9
Professional fees and consulting	6	4	1	18	29	20
Overhead Allocation - IT	13	4	6	(23)	—	—
Overhead Allocation - Other	10	4	5	(19)	—	—
Other	7	8	8	1	24	35
Other expenses	56	38	47	(18)	123	136
Total expenses	144	58	385	1	588	634
(Loss) income before income taxes	(62)	(29)	21	(1)	$(71)	$96
Less: net loss attributable to noncontrolling interest	(2)	—	—	—
Segment (loss) profit	$(60)	$(29)	$21	$(1)

(1)              Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Mortgage Production Segment

($ In millions)

	Three Months Ended
	March 31,
	2014	2013	Change
Loans closed to be sold	$2,609	$7,847	(67)%
Fee-based closings	4,775	5,472	(13)%
Total closings	$7,384	$13,319	(45)%
Purchase closings	$3,590	$3,139	14%
Refinance closings	3,794	10,180	(63)%
Total closings	$7,384	$13,319	(45)%
Retail closings - PLS	$5,420	$8,510	(36)%
Retail closings - Real Estate	1,556	3,031	(49)%
Total retail closings	6,976	11,541	(40)%
Wholesale/correspondent closings	408	1,778	(77)%
Total closings	$7,384	$13,319	(45)%
Retail - PLS (in units)	12,022	23,926	(50)%
Retail - Real Estate (in units)	6,752	12,276	(45)%
Total retail	18,774	36,202	(48)%
Wholesale/correspondent (in units)	1,663	7,951	(79)%
Total closings (in units)	20,437	44,153	(54)%

Loans sold	$2,923	$8,233	(64)%
Applications	$10,369	$16,165	(36)%
IRLCs expected to close	$1,750	$4,955	(65)%
Total loan margin (in basis points)	291	372	(22)%

	Three Months Ended
	March 31,
	2014	2013	Change
Mortgage fees	$47	$79	(41)%
Gain on mortgage loans, net	51	187	(73)%
Mortgage net finance expense	(17)	(15)	(13)%
Other income	1	1	—
Net revenues	82	252	(67)%
Salaries and related expenses	77	110	(30)%
Occupancy and other office expenses	8	8	—
Other depreciation and amortization	3	3	—
Other operating expenses	56	74	(24)%
Total expenses	144	195	(26)%
(Loss) income before income taxes	(62)	57	n/m (1)
Less: net (loss) income attributable to noncontrolling interest	(2)	12	n/m (1)
Segment (loss) profit	$(60)	$45	n/m (1)

(1)              n/m —Not meaningful

Mortgage Servicing Segment

($ In millions)

	As of March 31,
	2014	2013	Change
Total loan servicing portfolio	$225,744	$181,780	24%
Number of loans in owned portfolio	794,648	864,501	(8)%
Number of subserviced loans	406,287	133,827	204%
Total number of loans serviced	1,200,935	998,328	20%
Capitalized loan servicing portfolio	$127,158	$136,833	(7)%
Capitalized servicing rate	0.96%	0.80%
Capitalized servicing multiple	3.3	2.7
Weighted-average servicing fee (in basis points)	29	30

	Three Months Ended
	March 31,
	2014	2013	Change
Average total loan servicing portfolio	$226,272	$182,775	24%
Average capitalized loan servicing portfolio	128,241	138,669	(8)%
Payoffs, sales and principal curtailments of capitalized portfolio	4,253	10,512	(60)%

	Three Months Ended
	March 31,
	2014	2013	Change
Mortgage net finance expense	$(13)	$(12)	(8)%
Loan servicing income	115	108	6%
Valuation adjustments related to mortgage servicing rights, net	(73)	(11)	(564)%
Net revenues	29	85	(66)%
Salaries and related expenses	15	11	36%
Occupancy and other office expenses	4	3	33%
Other depreciation and amortization	1	—	100%
Other operating expenses	38	53	(28)%
Total expenses	58	67	(13)%
Segment (loss) profit	$(29)	$18	n/m (1)

(1) n/m - Not meaningful

	March 31, 2014		December 31, 2013
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
Portfolio Delinquency(1)
30 days	1.95%	1.48%	2.43%	1.82%
60 days	0.64%	0.51%	0.83%	0.62%
90 or more days	0.98%	0.80%	1.08%	0.90%
Total	3.57%	2.79%	4.34%	3.34%
Foreclosure/real estate owned(2)	2.44%	2.32%	2.46%	2.36%

(1)         Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(2)         As of March 31, 2014 and December 31, 2013, the total servicing portfolio included 24,272 and 24,892 of loans in foreclosure with an unpaid principal balance of $4.6 billion and $4.7 billion, respectively.

Fleet Management Services Segment

	Average for the
	Three Months Ended
	March 31,
	2014	2013	Change
	(In thousands of units)
Leased vehicles (1)	262	266	(2)%
Maintenance service cards	351	330	6%
Fuel cards	316	309	2%
Accident management vehicles	319	302	6%

(1) Prior period unit counts were adjusted to reflect current period presentation.

	Three Months Ended
	March 31,
	2014	2013	Change
	(In millions)
Fleet management fees	$44	$43	2%
Fleet lease income	343	332	3%
Other income	19	19	—
Net revenues	406	394	3%
Salaries and related expenses	19	18	6%
Occupancy and other office expenses	4	3	33%
Depreciation on operating leases	300	302	(1)%
Fleet interest expense	13	16	(19)%
Other depreciation and amortization	2	2	—
Other operating expenses	47	32	47%
Total expenses	385	373	3%
Segment profit	$21	$21	—

DEBT AND BORROWING ARRANGEMENTS

The following table summarizes the components of Debt:

	March 31, 2014		December 31, 2013
		Wt. Avg-		Wt. Avg-
		Interest		Interest
	Balance	Rate(1)	Balance	Rate(1)
	(In millions)
Term notes, in amortization	$1,237	1.0%	$1,406	1.0%
Term notes, in revolving period	1,500	0.7%	700	0.7%
Variable-funding notes	700	2.1%	1,358	1.4%
Other	15	5.1%	17	5.0%
Vehicle Management Asset-Backed Debt	3,452		3,481
Secured Canadian credit facility	—	—%	—	—%
Committed warehouse facilities	510	2.3%	709	2.1%
Uncommitted warehouse facilities	—	—%	—	—%
Servicing advance facility	117	2.7%	66	2.7%
Mortgage Asset-Backed Debt	627		775
Term notes	795	7.3%	795	7.3%
Convertible notes(2)	460	5.0%	454	5.0%
Unsecured credit facilities	—	—%	—	—%
Unsecured Debt	1,255		1,249
Total	$5,334		$5,505

(1)         Represents the weighted-average stated interest rate of outstanding debt as of the respective date, which may be different from the effective rate due to the amortization of premiums, discounts and issuance costs.  Facilities are variable-rate, except for the Unsecured Term notes and Convertible notes which are fixed-rate.

(2)         Balance is net of unamortized discounts of $40 million and $46 million as of March 31, 2014 and December 31, 2013, respectively.  The effective interest rate of the Convertible notes is 13.1%, which includes the accretion of the discount and issuance costs.  Excludes $255 million related to the if-converted value of the 2017 Convertible notes as of March 31, 2014.  The conversion premium may be settled in either cash or shares upon conversion, at the Company’s election.

AVAILABLE FUNDING AND BORROWING CAPACITY

Capacity under all borrowing agreements is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements. Available capacity under asset-backed funding arrangements may be further limited by asset eligibility requirements. Available capacity under committed borrowing arrangements as of March 31, 2014 consisted of:

			Maximum
	Maximum	Utilized	Available
	Capacity	Capacity	Capacity
	(In millions)
Vehicle Management Asset-Backed Debt:
Term notes, in revolving period	$1,500	$1,500	$—
Variable-funding notes	1,839	700	1,139
Secured Canadian credit facility	23	—	23
Mortgage Asset-Backed Debt:
Committed warehouse facilities	2,189	510	1,679
Servicing advance facility	130	117	13
Unsecured credit facilities(1)	305	—	305

(1)         Capacity amount shown reflect the contractual maximum capacity of the facilities.  As of March 31, 2014, the total available capacity of these facilities is $26 million, after applying the applicable borrowing base coverage ratio tests.

Capacity for Mortgage asset-backed debt shown above excludes $2.8 billion not drawn under uncommitted facilities, and $146 million available under committed off-balance sheet gestation facilities.

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Core earnings or loss (pre-tax and after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share involves differences from Segment profit or loss, Income or loss before income taxes, Net income or loss attributable to PHH Corporation and Basic earnings or loss per share attributable to PHH Corporation computed in accordance with GAAP. Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share should be considered as supplementary to, and not as a substitute for, Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation or Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP as a measure of the Company’s financial performance.

Adjusted cash flow involves differences from Net increase or decrease in cash and cash equivalents computed in accordance with GAAP.  Adjusted cash flow should be considered as supplementary to, and not as a substitute for, Net increase or decrease in cash and cash equivalents computed in accordance with GAAP as a measure of the Company’s net increase or decrease in cash and cash equivalents.

Tangible book value and tangible book value per share involve differences from Total PHH Corporation stockholders’ equity computed in accordance with GAAP.  Tangible book value and tangible book value per share should be considered as supplementary to, and not as a substitute for, Total PHH Corporation stockholders’ equity computed in accordance with GAAP as a measure of the Company’s financial position.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation in accordance with GAAP.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Value lost from actual prepayments and recurring cash flows are recorded when actual cash payments or prepayments of the underlying loans are received, and are included in core earnings based on the current fair value of the mortgage servicing rights at the time the payments are received.

The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.

Core earnings metrics are used in managing the Company’s mortgage business.  The Company has also designed certain management incentives based upon the achievement of core earnings targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Limitations on the use of Core Earnings

Since core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance excluding unrealized changes in value of mortgage servicing rights, such measures may not appropriately reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings or loss (pre-tax and after-tax) and core earnings or loss per share may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment, absent the effect of any offsetting gains or losses on derivatives that are intended to offset changes in fair value on the Company’s mortgage servicing rights.

Adjusted cash flow

Adjusted cash flow measures the Company’s Net increase or decrease in cash and cash equivalents for a given period excluding changes resulting from the issuance of equity, the purchase of derivative securities related to the Company’s stock or the issuance or repayment of unsecured or other debt by PHH Corporation.  The Company believes that Adjusted cash flow is a useful measure for investors because the Company’s ability to repay future unsecured debt maturities or return capital to equity holders is highly dependent on a demonstrated ability to generate cash.  Accordingly, the Company believes that Adjusted cash flow may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.

Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position.  Adjusted cash flow can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and margins, fleet vehicle purchases, sales, and related securitizations.

Adjusted cash flow is not a substitute for the Net increase or decrease in cash and cash equivalents for a period and is not intended to provide the Company’s total sources and uses of cash or measure its change in liquidity.  As such, it is important that investors review the Company’s consolidated statement of cash flows for a more detailed understanding of the drivers of net cash provided by (used in) operating activities, investing activities, and financing activities.

Adjusted cash flow metrics are used in managing the Company’s mortgage and fleet businesses.  The Company has also designed certain management incentives based upon the achievement of adjusted cash flow targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Tangible book value and Tangible book value per share

Tangible book value is a measure of Total PHH Corporation stockholders’ equity computed in accordance with GAAP excluding the value of goodwill and other intangible assets. Tangible book value per share is a measure of tangible book value, on a per share basis, using the number of shares of outstanding PHH Corporation common stock as of the applicable measurement date.  Certain of the Company’s debt agreements contain indebtedness-to-tangible net worth ratio covenants, and such ratios are calculated using a measure of tangible net worth that is calculated on a basis similar to the Company’s calculation of tangible book value.  Accordingly, the Company believes that tangible book value and tangible book value per share provide useful supplementary information to investors.

NON-GAAP RECONCILIATIONS — CORE EARNINGS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended
	March 31,
	2014	2013
(Loss) income before income taxes — as reported	$(71)	$96
Less: net (loss) income attributable to noncontrolling interest	(2)	12
Segment (loss) profit	(69)	84
Market-related fair value adjustments (1)	45	(82)
Net derivative (gain) loss related to MSRs	(6)	16
Core (loss) earnings (pre-tax)	$(30)	$18

Net (loss) income attributable to PHH Corporation — as reported	$(42)	$52
Market-related fair value adjustments, net of taxes (1)(2)	27	(49)
Net derivative (gain) loss related to MSRs, net of taxes(2)	(3)	9
Core (loss) earnings (after-tax)	$(18)	$12

Basic (loss) earnings per share attributable to PHH Corporation — as reported	$(0.73)	$0.90
Market-related fair value adjustments, net of taxes (1)(3)	0.47	(0.86)
Net derivative (gain) loss related to MSRs, net of taxes(3)	(0.06)	0.17
Core (loss) earnings per share	$(0.32)	$0.21

(1)     Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)              For the three months ended March 31, 2014, an incremental effective tax rate of 39% was applied to the MSRs valuation adjustments to arrive at the net of taxes amounts compared to an incremental effective tax rate of 40% for the three months ended March 31, 2013.

(3)              Basic weighted-average shares outstanding of 57.544 million and 57.249 million for the three months ended March 31, 2014 and 2013, respectively.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	First Quarter 2014
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment (loss) profit	$(60)	$(29)	$21	$(1)
Market-related fair value adjustments(1)	—	45	—	—
Net derivative gain related to MSRs	—	(6)	—	—
Core (loss) earnings	$(60)	$10	$21	$(1)

	First Quarter 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit	$45	$18	$21	$—
Market-related fair value adjustments(1)	—	(82)	—	—
Net derivative loss related to MSRs	—	16	—	—
Core earnings (loss)	$45	$(48)	$21	$—

(1)     Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — ADJUSTED CASH FLOW

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended
	March 31,
	2014	2013
Net (decrease) increase in Cash and cash equivalents	$(90)	$98
Adjustments:
Decrease (increase) in unsecured borrowings	—	—
Issuances of common stock	(2)	—
Adjusted cash flow	$(92)	$98

NON-GAAP RECONCILIATIONS — TANGIBLE BOOK VALUE

(In millions except share and per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	March 31,	December 31,
	2014	2013
PHH Corporation stockholders’ equity — as reported	$1,622	$1,666
Goodwill	(25)	(25)
Intangible assets	(28)	(29)
Tangible book value	$1,569	$1,612
Common shares issued and outstanding	57,379,112	57,265,517
Tangible book value per share	$27.34	$28.15